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                                  May 23, 1995




Harmon Industries, Inc.
1300 Jefferson Court
Blue Springs, Missouri  64015

     Re:  Registration Statement on Form S-8
          100,000 Shares of Common Stock

Ladies and Gentlemen:

     In connection with the filing of a Registration Statement on Form S-8 for Harmon Industries, Inc. (the "Company") relating to both the issuance pursuant to the Harmon Industries, Inc. 1988 Director Stock Option Plan ("Plan") and the subsequent reoffering and resale of shares of common stock of the Company, par value $.25 per share (the "Shares"), you have requested our opinion on the legality of the Shares being issued thereunder. We have examined the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, minutes of applicable meetings of the Board of Directors and Stockholders, the Plan, and such other records and documents, together with applicable certificates of public officials, that we have deemed relevant to this opinion.

     Based on the foregoing, it is our opinion that:

     All necessary corporate actions have been taken to authorize the issuance and sale of 100,000 Shares in the manner and as provided for in the Registration Statement on Form S-8, and when such Registration Statement becomes effective and the Shares are issued and the payment received therefore in accordance with the Plan, the Shares will be validly issued, fully paid, and nonassessable.


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Harmon Industries, Inc.
May 23, 1995
Page Two




     We hereby consent to the reference to our firm in the Registration Statement on Form S-8, and consent to the filing of this letter, or copies hereof, as an exhibit to such Registration Statement.

                              Very truly yours,

                              /s/ Steven S. Carman
                              --------------------
                              MORRISON & HECKER